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Assurant Strengthens Management Team and
Aligns Organizational Structure to Support Strategy

NEW YORK, Sept. 24, 2015 — Assurant, Inc. (NYSE: AIZ) today announced senior management and organizational changes to support the Company’s commitment to outperformance and to drive sustainable, profitable growth across the enterprise.

As part of its ongoing strategic realignment, Assurant will integrate the key functions of risk management, strategy and business development, communication and marketing, technology and human resources under the leadership of enterprise-level senior executives. The leaders managing these areas will work in close coordination with the business segments, Assurant Solutions and Assurant Specialty Property, and serve on Assurant’s Management Committee. Strengthened by the additional expertise, the Management Committee will have a broader focus to manage and leverage enterprise-wide capabilities and resources to their full potential.

“Our market-leading positions in the housing and lifestyle protection markets present a wealth of opportunities to grow Assurant and deliver superior returns to our shareholders. In order to realize our ambitions, we require extensive insight and understanding of consumer and market trends, complex risks and robust technology as Assurant connects with and serves the needs of customers worldwide,” said Assurant President and CEO Alan B. Colberg. “These organizational changes will ensure a more integrated approach as we increase Assurant’s competitive agility, improve efficiency and enhance our brand recognition in the marketplace.”

Risk Management. Christopher J. Pagano, Assurant’s executive vice president, chief financial officer and treasurer, is to be named chief risk officer, reporting to Alan Colberg and indirectly to the Finance and Investment Committee of Assurant’s Board of Directors. Assurant has begun an external search for a CFO and treasurer to succeed Pagano, who will remain in the role until a successor is in place. In his new role, Pagano will work to further integrate and build upon the Company’s rigorous risk management framework to meet the challenges of an increasingly complex market environment. Pagano is a member of Assurant’s Management Committee.

Strategy and Business Development. Peter Walker, executive vice president, strategy and business development at the Assurant Specialty Property business segment, is named executive vice president, chief strategy officer and joins Assurant’s Management Committee. In this new role, Walker will lead the enterprise strategy development process. He also will assess investments in adjacent business lines, early stage investing opportunities and strategic partnerships to complement Assurant’s market-leading offerings.

Communication and Marketing. Francesca Luthi, senior vice president, investor relations, marketing and communication, is named executive vice president, chief communication and marketing officer and joins Assurant’s Management Committee. In her expanded role, Luthi will be responsible at the enterprise level for Assurant’s global brand management, executive and employee communication, and media and community relations. She also will continue to lead investor relations and rating agency relations.

Technology. A search is underway to fill the newly created enterprise role of chief technology officer to accelerate the Company’s digital transformation, increase efficiencies, leverage data and analytics and enhance the services Assurant provides to clients and consumers worldwide.

Human Resources. Under the continuing leadership of Robyn Price Stonehill, executive vice president, chief human resources officer, Assurant will implement an enterprise human resources model to deploy talent, leverage resources and enhance services and support for employees worldwide. Price Stonehill is a member of Assurant’s Management Committee.

The respective integrations of the strategy and business development, communication and marketing and human resources departments are to be completed by Jan. 1, 2016.

“The new senior-executive roles underscore the strong bench of talent within Assurant while also recognizing the benefits of additional external perspective and experience,” said Colberg. “Chris has been instrumental in developing and driving Assurant’s enterprise risk management framework. As chief risk officer, he will provide critical leadership in expanding Assurant’s risk management capabilities as we grow our international footprint and evolve the business. Peter’s deep knowledge of our targeted markets, financial acumen and strategic vision will help us identify and take advantage of growth opportunities. Francesca’s extensive communication and financial expertise will help drive awareness of Assurant’s specialty offerings and our value proposition in the global marketplace. Robyn’s ongoing leadership will be critical as we accelerate change across the organization and enhance the ways we provide HR services. For these pivotal roles, we are fortunate to have such strong leaders, who will help us drive the Company forward.”

Biographies of each of the executives referenced in this news release are available at http://www.assurant.com/aboutassurant/managementcommittee.

Forward-Looking Statements

Some of the statements included in this news release, particularly those regarding our intent, belief or expectations, including, but not limited to, statements relating to the Company’s pending organizational changes, growth strategies and performance, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First and Second Quarter Forms 10-Q, as filed with the SEC.

About Assurant
A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant provides its specialty protection offerings primarily through Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Assistant Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com